UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 24, 2015

LINN ENERGY, LLC
(Exact name of registrant as specified in its charters)

Delaware	000-51719	65-1177591
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

600 Travis, Suite 5100
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (281) 840-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Linn Energy, LLC (the “Company”), Linn Operating, Inc., a wholly owned subsidiary of the Company, and Kolja Rockov, the Company’s former Executive Vice President and Chief Financial Officer, have entered into a Separation Agreement, to be effective as of August 31, 2015. The terms of the Separation Agreement provide for severance payments of $1,715,000 to be paid in October 2015. Mr. Rockov will also be entitled to certain outplacement services and reimbursement of attorney’s fees. Under the terms of the Company’s Long Term Incentive Plan and Mr. Rockov’s grant agreements (as amended by the Separation Agreement), his options awards will vest in full and his restricted unit awards, which would have vested in full upon termination, were forfeited by Mr. Rockov in exchange for cash in the amount of $671,975, which represents the fair market value of those units as of August 31, 2015. Mr. Rockov’s Performance Unit Awards will remain outstanding and vest in accordance with the terms of those agreements. The terms of the Separation Agreement further provide for a general release and other customary provisions.
The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to Mr. Rockov’s Separation Agreement which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC

Date: September 24, 2015	By:	/s/ Candice J. Wells
Candice J. Wells
Vice President, General Counsel and Corporate Secretary